Cornerstone Bancshares, Inc. Announces 4th Quarter 2007 Financial Results on January 18, 2008

HIXSON, Tenn., Jan. 18 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc. saw its 4th quarter earnings increase to $1.16 million or $0.18 a share from 3rd quarter 2007 of $559 thousand or $.09 per share. Year to date Cornerstone made $4.93 million or $0.76 a share a decrease of 15.4% over 2006's earnings per share of $0.90. Earning assets increased 21.3% up to $416 million lead by the Bank's loan portfolio which finished the quarter with an average 4th quarter balance of $378 million, an increase of 27.9% over the same period in 2006. This scheduled growth offset expected net interest income compression given the recent flatness of the yield curve and the high cost of funds relative to current loan rates. The net interest margin decreased from 5.80% during the last three months of 2006 to 4.64% for the last quarter of 2007. During the quarter the Bank settled an interest contract dispute in the amount of $316 thousand. The additional expense reduced the net interest margin by 30 basis points for the quarter. Without this one time charge the net interest margin would have been 4.94%. This expense reduced the 4th quarter and annual earnings by $113 thousand after taxes.

Currently, Cornerstone has 6.4 million shares outstanding and expects earnings per share to increase to a range of $.86 to $.96 per share in 2008. This increase represents an improvement over 2007 earnings ranging from of 13.2% to 26.3%. During 2007 Cornerstone opened a Loan Production Office in Knoxville, TN and created a new line of business servicing the electronic payments needs of payroll processors across the country. The Bank presently services eleven (11) processors and plans on growing the business to twenty (20) processors during 2008.

The asset quality improved slightly during the last quarter in 2007 as non-performing loans as a percentage of average total loans remained at 0.18%, while past due loans as a percentage of total loans increased to 1.14%. The Bank had net charge offs of $279 thousand during the fourth quarter and $957 thousand year to date, while providing $3.9 million to the loan loss allowance year to date. The large provision was created to fully fund the loan loss allowance for the loan growth realized during 2007 and provide $2.7 million for one credit with an alleged fraud that is operating under a forbearance agreement.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and one loan production office in Dalton, GA and one loan production office in Knoxville, TN and $450 million in assets specializing in business financial services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of December 31, 2007
(in thousands)

	Three Months Ending December 31
EARNINGS SUMMARY	2007	2006	% Change

Interest income	$8,877	$7,936	11.9%
Interest expense	4,026	2,931	37.4%
Net interest income	4,851	5,005	-3.1%
Provision for loan loss	709	49	1346.7%
Net interest income after provision	4,143	4,956	-16.4%
Noninterest income	461	370	24.7%
Noninterest expense	2,811	3,297	-14.7%
Pretax income	1,793	2,029	-11.6%
Income taxes	635	582	9.0%
Net income	$1,158	$1,447	-19.9%

Earnings per common share	$0.18	$0.22	-19.2%
Weighted average common shares
outstanding (1)	6,445,663	6,505,405

	Year-to-Date Ending December 31
EARNINGS SUMMARY	2007	2006	% Change

Interest income	$34,784	$29,165	19.3%
Interest expense	14,414	10,306	39.9%
Net interest income	20,370	18,859	8.0%
Provision for loan loss	3,909	1,107	253.1%
Net interest income after provision	16,461	17,752	-7.3%
Noninterest income	1,695	1,861	-8.9%
Noninterest expense	10,926	10,473	4.3%
Pretax income	7,230	9,140	-20.9%
Income taxes	2,296	3,328	-31.0%
Net income	$4,934	$5,812	-15.1%

Earnings per common share	$0.76	$0.90	-15.4%
Weighted average common shares
outstanding (1)	6,499,205	6,479,441

	Three Months Ending December 31
AVERAGE BALANCE SHEET SUMMARY	2007	2006	% Change

Loans, net of unearned income	$378,173	$295,787	27.9%
Investment securities & Other	37,779	47,095	-19.8%
Earning assets	415,952	342,882	21.3%
Total assets	434,992	362,059	20.1%
Noninterest bearing deposits	43,761	39,773	10.0%
Interest bearing transaction deposits	94,720	96,763	-2.1%
Certificates of deposit	189,264	140,064	35.1%
Total deposits	327,745	276,600	18.5%
Other interest bearing liabilities	64,146	44,922	42.8%
Shareholder's equity	41,259	38,131	8.2%

	Year-to-Date Ending December 31
AVERAGE BALANCE SHEET SUMMARY	2007	2006	% Change

Loans, net of unearned income	$353,278	$284,105	24.3%
Investment securities & Other	38,433	40,904	-6.0%
Earning assets	391,711	325,009	20.5%
Total assets	413,043	344,741	19.8%
Noninterest bearing deposits	41,503	37,056	12.0%
Interest bearing transaction deposits	92,135	93,178	-1.1%
Certificates of deposit	168,670	132,465	27.3%
Total deposits	302,308	262,699	15.1%
Other interest bearing liabilities	67,759	44,019	53.9%
Shareholder's equity	40,737	35,728	14.0%

	Three Months Ending December 31		Year-to-Date Ending December 31
SELECTED RATIOS	2007	2006	2007	2006

Average equity to
average assets	9.48%	10.53%	9.86%	10.36%
Average net loans to
average total assets	86.94%	81.70%	85.53%	82.41%
Return on average assets	1.06%	1.59%	1.19%	1.69%
Return on average total equity	11.14%	15.18%	12.11%	16.27%
Actual Equity on December 31,	$40,389,850	$38,055,477
Actual # shares outstanding on
December 31	6,369,718	6,503,318
Book value per common share (1)	$6.34	$5.85